[SRS SOUND DESIGN LETTERHEAD]

Exhibit 10.12

VIA FEDERAL EXPRESS

November 4, 2002

Ms. Janet Biski
24601 Ridgewood Circle
El Toro, CA 92630

Dear Janet:

It is with great pleasure that I invite you to join SRS Labs, Inc. (the “Company”) as Chief Financial Officer. This is an extremely important position as you will be responsible for managing and controlling all aspects of the Company’s financial and corporate administrative activities.

Your position will have a monthly salary $16,666.67 ($200,000 annual salary). Upon completion of the six-month eligibility requirement, you will be entitled to participate in the SRS Bonus Plan. A copy of the plan provisions will be provided to you during the first week of your employment.

You will be eligible on your first day to enroll in our benefits plan, which includes medical, dental and vision insurance for you and your family, as well as life insurance for yourself in the amount of $50,000. Coverage will begin on the first day of the month following your employment. A copy of the benefit plan will be provided to you during your first week of employment.

The Company also offers a total of ten (10) paid holidays per year. A copy of the employee handbook is provided to each employee during the first week of employment.

As an added incentive, we are pleased to grant you a stock option for 250,000 shares of SRS Labs, Inc. stock after you begin employment. The Compensation Committee of the Board of Directors will set the grant date and price of the options shortly after your start date. The Company’s Stock Option Program will govern these stock options, and a copy of the plan document will be provided to you. Since you are considered an “insider”, you will be subject to the Company’s Blackout Policy rules.

You will be eligible to take two weeks vacation each year. Your vacation eligibility will begin after the completion of your 90-day introductory period when you may take what you have earned.

SRS also offers employees the option to participate in an Employer Matching Contributory (401)k Plan. You are eligible to participate in this plan after completing a 90-day introductory period. The entry dates of the plan fall on the first day of each month. A copy of the plan document will be provided to you during your first week of employment.

Finally, per our discussions, SRS Labs agrees that if SRS Labs should terminate your employ with the Company without cause, SRS Labs shall continue to pay your base salary then in effect for one full year following the date of such termination.

Your official starting date will be TBD, or sooner, and you will be reporting to Tom Yuen, Chief Executive Officer.

Any offer of employment will be contingent on the submission of proof of your eligibility to work in the United States and the signing of the SRS Labs, Inc. At-Will Employment Agreement and the Confidentiality, Non-Competition and Compliance Agreement.

This offer replaces and supersedes any other employment offer, service agreement and understanding between the Company and yourself.

Janet, if this offer meets with your approval, please indicate your acceptance in the space provided below. We look forward to having you as part of our team as we establish SRS Labs as the industry standard in contemporary audio and voice processing.

Sincerely,

SRS LABS, INC.

By:	/s/ Thomas C.K. Yuen
Thomas C.K. Yuen
Chief Executive Officer

I accept:	/s/ Janet Biski	11-11-02
	Janet Biski	Date